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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE          Contacts:    Jill Burchill
                                            Chief Financial Officer
June 26, 2000                               507/663-8294
Sheldahl, Inc.                              JILL.BURCHILL@SHELDAHL.COM
1150 Sheldahl Road
Northfield, MN  55057                       Jennifer Weichert
                                            Weichert Financial Relations, Inc.
                                            612/839-9871
                                            weichertfr@aol.com

                                            Troy McCombs for IFT
                                            Coltrin & Associates, Inc.
                                            212/221-1616

                               SHELDAHL ANNOUNCES
                           EXCLUSIVE NEGOTIATIONS WITH
                      INTERNATIONAL FLEX TECHNOLOGIES INC.

Northfield, MN, June 26, 2000 - Sheldahl, Inc. (NasdaqNM: SHEL) announced today that it has begun exclusive negotiations with International Flex Technologies Inc. (IFT), a privately-held company headquartered in Endicott, New York. The two companies are currently discussing a proposal under which Sheldahl would acquire IFT in exchange for shares of Sheldahl's common stock. In addition, Morgenthaler Partners, the majority owner of IFT and other potential investors have proposed to infuse approximately $40 million in new capital into Sheldahl in exchange for shares of a new series of Sheldahl's convertible preferred stock at a conversion price of $4.62 per share. As a result of the acquisition and new investment, Morgenthaler Partners, the IFT shareholders and the other new investors would hold securities representing beneficial ownership of approximately 43% of Sheldahl.

No assurances are given as to whether an agreement will be signed or a transaction consummated. However, Sheldahl and IFT have entered into an agreement pursuant to which Sheldahl and IFT will deal exclusively with each other until August 7, 2000. The proposal is subject to customary conditions including, among other things, negotiation of definitive agreements, completion of satisfactory due diligence, absence of material adverse change, and regulatory and other approvals, including approval by Sheldahl's shareholders.

Edward L. Lundstrom, President and Chief Executive Officer, commented, "We believe the pending acquisition of IFT, along with the infusion of new capital, if completed, will benefit Sheldahl's shareholders. The combined technical strengths, production capacity and flexible circuitry foundation will create a powerful force in the marketplace. We are pleased and excited with the news and look forward to restructuring our balance sheet and gaining the financial stability that will drive Sheldahl to future successes."

"We believe the combination of IFT and Sheldahl will create a number of new business opportunities, enhance shareholder value and benefit the communities in which we operate, "said Donald R. Friedman, IFT President and Chief Executive Officer. "IFT will benefit from the near-term increase in manufacturing capacity available at Sheldahl's Longmont, CO facility


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while continuing to grow local employment in Endicott, NY. Sheldahl will benefit from IFT's expertise in high density packaging and fine-line flex products and the infusion of new capital."

International Flex Technologies Inc. is a privately held company based in Endicott, New York. IFT acquired IBM Corporation's(TM) fine-line flexible circuit business in February, 1999.

Morgenthaler is a private equity investment firm with offices in Cleveland, Ohio and Menlo Park, California, with approximately $1 billion under management.

Sheldahl is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its sales offices are located in Detroit, Michigan; Hong Kong, China; Singapore; and Mainz, Germany. As of January 31, 2000, Sheldahl employed approximately 820 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: SHEL. In its fiscal year ended August 27, 1999, Sheldahl reported revenues of $122.1 million. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including but not limited to the following: the achievement of Sheldahl's projected operating results, the ability of Sheldahl to successfully obtain waivers from its lenders for any defaults on its debt covenants, the achievement of efficient volume production and related sales revenue results at Longmont, the ability of Sheldahl to identify and successfully pursue other business opportunities, and Sheldahl not entering into an agreement with respect to a transaction or any such transaction not being consummated. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission, including Sheldahl's Annual Report, Form 10-K for the fiscal year ended August 27, 1999, Forms 10-Q for the quarters ended November 26, 1999; February 25, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.